Exhibit 10.24

AMERICAN MEDIA, INC.

EBITDA INCENTIVE PLAN

FY 2008

John Miller

I.	General

A.	Only employees of American Media, Inc. (the “Company”) or its subsidiaries who are selected by the President and CEO (the “Administrator”) shall be eligible to participate in the Plan.

B.	The plan year shall be the Company’s fiscal year.

II.	Target Incentive

Each participant will have an individualized determined salary base and target incentive that is keyed to achieving the EBITDA target of the Company or, if applicable, the magazine(s) for which he/she is responsible (the “Statement”).

III.	Payout for Achieving Profit Target

A.	Achieving 100% of EBITDA target will earn 100% of target incentive.

B.	Achieving less than 100% of the applicable target will earn a reduced amount of the target incentive calculated as follows: If actual EBITDA is between 98% and 100% of targeted EBITDA a payment of 95% of target incentive will be made. However, you will receive a minimum incentive payment under this plan of $300,000.00 (Three Hundred Thousand Dollars and Zero Cents) for each full fiscal year during the Executive’s employment with the Company.

IV.	Calculating EBITDA

A.	EBITDA as used in this Plan shall be defined as net revenues from advertising, subscription, newsstand sales and other ancillary revenues such as list rental and consumer products less the cost of goods sold and selling and general and administrative expenses of the magazine which includes any expense properly charged and applicable to the magazine and incurred in the normal course of business (including legal fees). In calculating such EBITDA, all (i) Incentive Payments made under the AMI Circulation Incentive Plan, the AMI EBITDA Incentive Plan and any other Incentive Plan and (ii) all commissions paid on advertising revenues shall be deducted.

C.	The Administrator, in his sole and absolute discretion, shall determine the final EBITDA of a magazine. The Administrator reserves the right to prevent any short-term financial manipulation of any magazine that might adversely affect its long-term health.

D.	The Administrator may exclude extraordinary items and special situations from the calculation of EBITDA. Specifically, rate savings from paper prices, any renegotiation of printing contracts, promotion spending variances, cover price increases that are not reflected in the EBITDA target may be excluded from the calculation of EBITDA.

E.	If extraordinary circumstances (such as market swings, management restrictions, audit results or accounting procedure changes) should affect the EBITDA of a magazine, the Administrator may review those effects to ensure that their impact is equitable to the participants and American Media, Inc. under the terms of the Plan.

V.	Administration

A.	Payments will be made once per year, usually during June following the end of the Company’s fiscal year.

B.	Participants must be on payroll as of the last day of the Company’s fiscal year to be eligible for payment of that year’s incentive.

C.	All participants shall understand that their effectiveness and cooperation in implementing general management objectives such as EBITDA goals and setting reasonable budgets and reforecast will have a direct bearing on their overall job evaluation leading to subsequent year salary increases, target incentive payout amount and eligibility for promotion.

D.	If a participant is responsible for more than one magazine, the targeted and actual EBITDA may be aggregated for the purposes of these calculations and treated as a total. Any such aggregation shall be reflected on the Participant’s Statement.

E.	Participation in this Plan does not constitute any form of guarantee of employment.

F.	As a condition to participating in the Plan, each Participant agrees that (i) he shall not disclose any confidential information regarding the Company or its affiliates and (ii) shall not write, speak or give interviews, directly or indirectly or on or off the record, about the Company and its affiliates or his employment by the Company and its affiliates. For this purpose, “confidential information” means any non-public information regarding the Company, its affiliates or their employees, business or operations.

American Media, Inc.

EBITDA Incentive Plan

Fiscal 2008

American Media, inc.

Name:	John Miller

EBITDA Target	Corporate		$123,726,000

	Total		$123,726,000

Target Incentive		At 100% of EBITDA Target	$450,000.00

EBITDA Less than Applicable EBITDA Target:

If actual EBITDA is between 98% - 100% of the EBITDA target, Executive will receive 95% of the target incentive. However, you will receive at least $300,000.00 (Three Hundred Thousand Dollars and Zero Cents) for each full fiscal year under this plan.

/s/ Michael Nolan	07/03/07	/s/ John Miller	8/20/07
Michael Nolan		John Miller

American Media, Inc.

EBITDA Incentive Plan

Fiscal 2008 - Worse Than Target

Name:	John Miller
TARGET INCENTIVE	$450,000

Example #1	Profits at 98% of EBITDA Target or	$121,251,480
TARGET INCENTIVE	@ 95%	$427,500

Example #2	Profits below 98% of EBITDA Target or	$121,251,479
TARGET INCENTIVE	@ 0%	$—